       John Hancock(R) Life Insurance Company               200 Clarendon Street
                                                              John Hancock Place
                                                     Boston, Massachusetts 02117
                                                               [(800) -732-5543]

      INSURED  John Doe           TOTAL SUM INSURED AT ISSUE  $500,000

POLICY NUMBER  ML 7100000                      DATE OF ISSUE  September 1, 2000

DEATH BENEFIT  Option A

         PLAN  Medallion Variable Universal Life Edge

     INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

The John Hancock Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Insured if such death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. The Death Benefit (see Section 4) will be payable, subject to the "Deferral of Determinations and Payments" provision, on receipt at the Servicing Office of the Company of due proof of the Insured's death.

The policy, which includes the application and any Riders which are a part of the policy on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium as shown in Section 1.

The Policy Specifications and the conditions and provisions on this and the following pages are part of the policy.

The amount or duration of the Death Benefit may be variable or fixed under specified conditions and may increase or decrease.


Signed for the Company at Boston, Massachusetts:

                                                  ______________________________
PRESIDENT                                         SECRETARY

Individual Variable Universal Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums, and the Premium Class are shown in Section 1.

To the extent any benefit, payment, or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy provides a Guaranteed Death Benefit, provided that premiums are paid on a timely basis and other conditions are met as described in Sections 4, 6 and 7.

Right to Cancel--The Owner may surrender this policy by delivering or mailing it to the Company at its Servicing Office as shown on the back cover (or to the agent or agency office through which it was delivered) within 10 days after receipt by the Owner of the policy. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium received on this policy will be refunded within 10 days after timely surrender of the policy.

                               Policy Provisions

         Section

     1.  Policy Specifications

     2.  Table Of Rates

     3.  Definitions

     4.  Death Benefit

     5.  Payments

     6.  Guaranteed Death Benefit Feature

     7.  Grace Period

     8.  Account Value

     9.  Charges

    10.  Loans and Dividends

    11.  Surrenders and Withdrawals

    12.  Basis of Computations

    13.  Separate Account and Fixed Account

    14.  Allocation To Subaccounts

    15.  Investment Policy Change

    16.  Annual Report To Owner

    17.  Reinstatement

    18.  Owner and Beneficiary

    19.  Interest On Proceeds

    20.  Deferral Of Determinations And Payments

    21.  Claims Of Creditors

    22.  Assignment

    23.  Incontestability

    24.  Misstatements

    25.  Suicide Exclusion

    26.  The Contract

    27.  Settlement Provisions

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS
--------------------------------------------------------------------------------

                   Insured      JOHN DOE  Plan  Medallion Variable Universal
                                            Life Edge
                 Issue Age         35     Policy Number  ML 7100000
                       Sex        MALE        Date of Issue  September 1, 2000
             Premium Class      STANDARD
                               NONTOBACCO
                  Owner, Beneficiary   As designated in the application subject
                                       to Section 18 of the policy

       Death Benefit Option at Issue          Option A

Definition of Life Insurance Elected   Cash Value Accumulation Test

                                                  Sum Insured

                                           Basic Sum Insured at Issue  $250,000

                                     Additional Sum Insured at Issue*  $250,000
                                                                       ---------
                                           Total Sum Insured at Issue  $500,000

            * Amount includes any increase elected on the application
                                            Minimum Total Sum Insured  $100,000

                                            Minimum Basic Sum Insured  $100,000


                       Other Benefits and Specifications
                       ---------------------------------

                                                     PREMIUMS
                                                     --------

                                    Planned Premium/1/       [$2317.50 per year]
                                       Target Premium        [$2317.50 per year]
                              Minimum Initial Premium        [$289.38]
           5 Year Guaranteed Death Benefit Premium/2/        [$96.46per month]
Age 65 or 10 Year Guaranteed Death Benefit Premium/2/        [$365.00 per month]
          Age 100 Guaranteed Death Benefit Premium/2/        [515.63 per month]
                                     Billing Interval        [Annual]

THE GUARANTEED MINIMUM INTEREST RATE ON THE FIXED ACCOUNT IS 4.0%. /3/Notice:
The actual premiums paid will affect the Account Value, the duration of insurance coverage, and the amount of Death Benefit as described in Section 4. /1/ Even if the Planned Premiums shown above are paid as scheduled, due to changes in such factors as investment experience, cost of insurance charges, changes in expense factors, reallocations among subaccounts, partial withdrawals, loans, and changes in death benefit options, they may not be sufficient to continue the policy in force until the death of the Insured. Unless the Guaranteed Death Benefit feature is in effect, the policy will continue in force until the death of the Insured only if on each Grace Period Testing Date the policy's Surrender Value (as defined in Section 11) is at least equal to all due and unpaid Policy Charges.

/2/ Unpaid charges will accumulate while the Guaranteed Death Benefit Feature is in effect and could result in the need for a lump sum payment to keep the policy in force.

/3/ We reserve the right to change the credited interest rate, and the amount of cost of insurance or other expense charges deducted under the policy, which may require more premium to be paid than was illustrated or the cash values may be less than those illustrated. The credited rate will never be less than the Guaranteed Minimum Interest Rate shown above.

For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed $20.

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

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------

                            MAXIMUM POLICY CHARGES
                            ----------------------

Deductions from Premium Payments

                  Sales Load           4% of Premium Paid
                  Tax Charge           3.60% of each Payment for all Years


Monthly Deductions from Account Value

       Administrative Charge           $31.00 for Policy Year 1, $11.00 for
                                       Policy Years 2 and after.

                Issue Charge           Percentage of Target Premium at Issue as
                                       shown below (percentage shown is deducted monthly):

                                      --------------------------------------------------------------------
                                       Policy Year 1           1.3%     Policy Year 6          0%
                                      --------------------------------------------------------------------
                                       Policy Year 2           1.3%     Policy Year 7          0%
                                      --------------------------------------------------------------------
                                       Policy Year 3           1.3%     Policy Year 8          0%
                                      --------------------------------------------------------------------
                                       Policy Year 4           1.3%     Policy Year 9          0%
                                      --------------------------------------------------------------------
                                       Policy Year 5             0%     Policy Year 10         0%
                                      --------------------------------------------------------------------

    Cost of Insurance Charge          Determined in accordance with Section 9,
                                      and deducted for all Policy Years

     Asset-Based Risk Charge          Percentage of Separate Account assets as
                                      shown below (percentage shown is deducted monthly):

                                      ----------------------------------------------------------------------
                                        Policy Years:    Up to first $25,000 of     Separate Account assets
                                       --------------    ----------------------     -----------------------
                                                         Separate Account assets     in excess of $25,000
                                                         -----------------------     --------------------
                                      ----------------------------------------------------------------------
                                             1-5                 .067%                     .067%
                                      ----------------------------------------------------------------------
                                            6-10                 .067%                     .033%
                                      ---------------------------------------------------------------------
                                           11-15                 .067%                     .033%
                                      ---------------------------------------------------------------------
                                        16 and later             .067%                     .033%
                                      ---------------------------------------------------------------------

               Rider Charges          As hereinafter described in this Section 1
                                      and in the applicable Table of Rates in
                                      Section 2

         Contingent Deferred
                Sales Charge          Percentage of Premium paid in Policy Year
                                      1 up to Target Premium and deducted upon Surrender in accordance with Section 11 as shown below:

                                    -------------------------------------------------------------------------
                                      Policy Year 1          100.00%         Policy Year 7            50.00%
                                    -------------------------------------------------------------------------
                                      Policy Year 2          100.00%         Policy Year 8            50.00%
                                    -------------------------------------------------------------------------
                                      Policy Year 3           95.00%         Policy Year 9            45.00%
                                    -------------------------------------------------------------------------
                                      Policy Year 4           75.00%         Policy Year 10            0.00%
                                    -------------------------------------------------------------------------
                                      Policy Year 5           55.00%    Policy Year 11 and after       0.00%
                                    -------------------------------------------------------------------------
                                      Policy Year 6           50.00%
                                    ----------------------------------

           Withdrawal Charge        The lesser of 2% of each withdrawal amount
                                    or $20.00 per withdrawal

3B

--------------------------------------------------------------------------------
1.  POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------




    Insured JOHN DOE                                 Plan   Medallion Variable
                                                            Universal Life Edge


                                             Policy Number  ML 7100000

                                       Rider Date of Issue  September 1, 2000


                               RIDER INFORMATION

 ------------------------------------------------------------------------------
        Type                      Description                  Rider Charge
 ------------------------------------------------------------------------------





-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
2.  TABLE OF RATES
--------------------------------------------------------------------------------
A.  RATE TABLE

                       Maximum Monthly
                     Rates per $1,000 of           Death Benefit Factor
   Age/1/           Net Amount at Risk/2/
--------------------------------------------------------------------------
     35                     0.140                        4.2907
     36                     0.147                        4.1482
     37                     0.156                        4.0105
     38                     0.166                        3.8777
     39                     0.178                        3.7496
     40                     0.191                        3.6262
     41                     0.206                        3.5073
     42                     0.221                        3.3929
     43                     0.238                        3.2827
     44                     0.256                        3.1767
     45                     0.277                        3.0745
     46                     0.299                        2.9762
     47                     0.323                        2.8817
     48                     0.349                        2.7907
     49                     0.379                        2.7031
     50                     0.410                        2.6189
     51                     0.446                        2.5378
     52                     0.489                        2.4599
     53                     0.537                        2.3851
     54                     0.592                        2.3134
     55                     0.654                        2.2448
     56                     0.722                        2.1791
     57                     0.794                        2.1162
     58                     0.872                        2.0560
     59                     0.960                        1.9983
     60                     1.059                        1.9431
     61                     1.169                        1.8903
     62                     1.294                        1.8398
     63                     1.437                        1.7916
     64                     1.598                        1.7457
     65                     1.778                        1.7020


1.   As defined in Section 3.

2. Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Sex-distinct, Smoker-distinct Mortality Table. We have the right to change the Monthly Rates per $1000 of Net Amount at Risk imposed, never to exceed the Maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.

--------------------------------------------------------------------------------
    2.  TABLE OF RATES, continued
--------------------------------------------------------------------------------

    A.  RATE TABLE (continued)

    Age/1/             Maximum Monthly               Death Benefit Factor
                     Rates per $1,000 of
                    Net Amount at Risk/2/
--------------------------------------------------------------------------
     66                    1.971                            1.6605
     67                    2.180                            1.6211
     68                    2.406                            1.5835
     69                    2.653                            1.5477
     70                    2.932                            1.5136
     71                    3.301                            1.4811
     72                    3.617                            1.4507
     73                    4.041                            1.4216
     74                    4.520                            1.3943
     75                    5.037                            1.3688
     76                    5.590                            1.3449
     77                    6.175                            1.3225
     78                    6.786                            1.3014
     79                    7.440                            1.2815
     80                    8.162                            1.2626
     81                    8.973                            1.2447
     82                    9.898                            1.2277
     83                   10.952                            1.2118
     84                   12.118                            1.1971
     85                   13.374                            1.1835
     86                   14.698                            1.1709
     87                   16.081                            1.1593
     88                   17.496                            1.1484
     89                   18.966                            1.1381
     90                   20.512                            1.1282
     91                   22.165                            1.1183
     92                   23.987                            1.1084
     93                   26.066                            1.0980
     94                   28.784                            1.0869
     95                   32.817                            1.0748
     96                   39.642                            1.0616
     97                   53.066                            1.0476
     98                   83.333                            1.0334
     99                   83.333                            1.0198
    100+                   0.000                            1.0000



1.  As defined in Section 3.

2. Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Sex-distinct, Smoker-distinct Mortality Table. We have the right to change the Monthly Rates per $1000 of Net Amount at Risk imposed, never to exceed the Maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.


          4A

--------------------------------------------------------------------------------
     2.  TABLE OF RATES, continued
--------------------------------------------------------------------------------

B.  Charge for Reduction in Additional Sum Insured (As defined in Section 4)/1/

      Issue Age          Male              Male          Female        Female
                      Nontobacco         Tobacco       Nontobacco      Tobacco

        (0-10)           0.36              0.38            0.36           0.38
       (11-20)           0.36              0.38            0.36           0.38
       (21-30)           0.40              0.54            0.36           0.42
       (31-40)           0.60              0.90            0.54           0.66
       (41-50)           1.40              1.80            1.00           1.26
       (51-60)           3.00              3.60            1.80           2.20
       (61-70)           5.40              6.60            4.20           4.60
       (71-80)          10.20             11.40            8.40           9.60
       (81-90)          14.40             17.40           11.40          13.20


  /1/ These first policy year rates are (i) per $1000 of the lesser of (a) and
  (b) where (a) is the amount by which the Additional Sum Insured is reduced and
  (b) is the Additional Sum Insured at Issue shown in Section 1 less the amount of Additional Sum Insured after the reduction, (ii) based on the Issue Age shown in Section 1. If the Additional Sum Insured is reduced in Policy Years 2-9, this rate will be adjusted to reflect a linear reduction in this charge on an annual basis in each of the first 9 policy years. There is no charge for a reduction in Additional Sum Insured after Policy Year 9.


4B

                       THIS PAGE INTENTIONALLY LEFT BLANK

--------------------------------------------------------------------------------
3. DEFINITIONS
--------------------------------------------------------------------------------

The term "Account Value" is as defined in Section 8.
The term "Age" means, on any policy anniversary, the age of the person in question at his or her birthday nearest that date.
The term "Annual Processing Date" means every 12th Processing Date starting with the Processing Date next after the Date of Issue.
The term "Excess Premium" means that portion of the total Premiums received during any Policy Year that exceeds the Target Premium.
The term "Fixed Account" means an account established by us, which accumulates at rates that we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account. The General Account consists of assets owned by us other than those in separate investment accounts established by us pursuant to applicable law.
The term "Fund" means each division, with a specific investment objective, of a Series Fund.
The term "Grace Period Testing Date" means a Processing Date on which we make the determination described in Section 7. We will determine how often a Grace Period Testing Date will occur, but it will occur no less frequently than every 3/rd/ Processing Date.
The term "in full force" means that the policy has not lapsed in accordance with
Section 7 or terminated in accordance with Section 10.
The term "indebtedness" means the unpaid balance of a policy loan, including any accrued and unpaid interest.
The term "Minimum Initial Premium" is the amount shown in Section 1.
The term "Net Premium" is as defined in Section 5.
The term "Payment" means, unless otherwise stated, payment at our Servicing Office in Boston, Massachusetts.
The term "Planned Premium" is the amount you intend to pay, as indicated on the application, and shown in Section 1.
The term "Policy Year" means (a) or (b) below whichever is applicable:
 (a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;
 (b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.
The term "Premium" is as defined in Section 5.
The term "Processing Date" means the first day of a policy month. A policy month shall begin on the day in each calendar month that corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month that has fewer days, the first day of the policy month will be the last day of such calendar month. The Date of Issue is not a Processing Date.
The term "Separate Account", means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.
The term "Series Fund" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.
The term "Servicing Office" means the Company's Office that administers this policy. As of the policy's Date of Issue, the address of the Servicing Office is as shown on the back cover of this policy. The address may be changed from time to time by us. We will send written notice of any such change to your last known address.
The term "Subaccount" means a Variable Account or a Fixed Account.
The term "Target Premium" is the amount shown in Section 1.
The term "Valuation Date" means any date on which we are open for business, the New York Stock Exchange is open for trading, and on which a Series Fund values the shares of its Funds.
The term "Valuation Period" means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date. The term "Variable Account" means each division, with a specific investment objective, of a Separate Account. The assets of each Variable Account are invested solely in shares of the corresponding Fund of a Series Fund.

The terms "we", "us", and "our" refer only to the Company.
The term "written notice" means, unless otherwise stated, a written notice received at our Servicing Office or, if permitted by our administrative practices, an electronic mail message ("e-mail") received by us at the internet address specified by us for receipt of such messages.
The terms "you" and "your" refer only to the Owner of this policy.

--------------------------------------------------------------------------------
4. DEATH BENEFIT
--------------------------------------------------------------------------------

The Death Benefit is payable if (i) the Insured dies prior to the Surrender Date while the policy is in full force and (ii) we receive due proof of death prior to the payment of the Surrender Value. The Death Benefit will equal the death benefit of the policy as set forth under Option A or B minus any indebtedness on the date of death. We will also deduct any unpaid charges under Section 9. In addition, if the Insured dies during a grace period as described in Section 7, we will also deduct the amount of any unpaid default payment described in that section.

The death benefit of the policy depends in part on which of the following Options is in effect. The Option as of the Date of Issue is selected in the application for the policy.

The determination of the death benefit under each of these Options will be affected by withdrawals as described in Section 11.

  Option A: Level Death Benefit: The death benefit of the policy is the greater of: (i) the Total Sum Insured; and (ii) the Account Value on the date of death times the applicable Death Benefit Factor, shown in Section 2.

  Option B: Variable Death Benefit: The death benefit of the policy is the greater of: (i) the Total Sum Insured plus the Account Value on the Date of Death; and (ii) the Account Value on the Date of Death times the applicable Death Benefit Factor shown in Section 2.

The Total Sum Insured equals the sum of the Basic Sum Insured and any Additional Sum Insured, subject to the provisions on withdrawals in Section 11.

Death Benefit At and After Age 100

If this policy is in full force on the policy anniversary nearest the Insured's 100th birthday, Death Benefit Options A and B described above will cease to apply. We will automatically set the Total Sum Insured equal to zero, and discontinue deduction of the Administrative Charge, the Cost of Insurance Charge, and the sum of the charges for ratings and riders which are part of the policy, if applicable, from the Account Value. As a result of such changes, the death benefit of the policy will thereafter be equal to the Account Value, and the applicable Death Benefit Factor will be 1.00.

Loan repayments are permitted after age 100. Policy loans, partial withdrawals and transfers among funds are also permitted after age 100.

Note: This policy may not qualify as life insurance after the Insured's 100th birthday, and may therefore, be subject to adverse tax consequences. Please consult a tax advisor before choosing to continue the policy after age 100.

Change of Death Benefit Option

You may change from Option B to Option A on any policy anniversary. At the time of a change from Option B to Option A, the Death Benefit under the new Option will be the same as it was under the old Option. A change from Option B will therefore increase the Additional Sum Insured by the Account Value at the time the new Option takes effect. If you change a death benefit option, the various Guaranteed Death Benefit Premiums described in Section 6 may increase.

Reduction of Total Sum Insured

You may request a reduction in the Additional Sum Insured at any time. A charge will be deducted from the policy Account Value if a reduction in Additional Sum Insured, not due to a partial withdrawal or surrender of the policy, is processed during the first nine Policy Years. The charge is calculated in accordance with the applicable Table of Rates in Section 2. At no point will this charge exceed twelve times the rate per thousand dollars for the Additional Sum Insured in effect on the Date of Issue.

If there is no Additional Sum Insured in effect, you may request a reduction in the Basic Sum Insured. The Basic Sum Insured generally can not be reduced below the minimum as shown in the Policy Specifications section of the policy. A proportionate part of any applicable Contingent Deferred Sales Charge will be deducted from the Account Value as a result of any such reduction in Basic Sum Insured. The proportion will be equal to the amount of the reduction in Basic Sum Insured divided by the amount of Basic Sum Insured in effect before the reduction.

Any reduction in Additional Sum Insured or Basic Sum Insured will be effective on the next monthly processing date after we approve your request.

--------------------------------------------------------------------------------
 5. PAYMENTS
--------------------------------------------------------------------------------

Payments under the policy shall be made only to us at our Servicing Office. A premium reminder notice for Planned Premiums, as shown in the application for the policy, will be sent to you at the beginning of each payment interval.

When we receive a payment any amount so specified will be applied to reduce any outstanding loan. The remainder will constitute Premium. We then deduct the Tax Charge and the applicable Sales Charge. The remainder will constitute Net Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the end of the Valuation Period in which the payment is received at our Servicing Office, unless one of the following exceptions applies:

(i) We will process a payment received prior to the Date of Issue as if received on the Date of Issue;

(ii) We will process the portion of any premium payment for which we require evidence of the Insured's continued insurability on the first Valuation Date after we have received such evidence and found it satisfactory to us;

(iii) If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The policy will not be effective until the full Minimum Initial Premium is received. After payment of the Minimum Initial Premium, the remainder, if any, of each such payment will be processed as of the date of receipt;

(iv) If our receipt of any premium payment (or portion thereof) would cause a problem for the policy to qualify as a "life insurance contract" under the Federal income tax laws, we will not process such payment or portion. However, in the case of certain other tax problems, we will process the payment or portion on the first Valuation Date after we have received written instructions satisfactory to us from you to process such payment or portion notwithstanding the existence of the tax problem.

Premiums are payable in advance and a premium receipt will be furnished upon request.

Subject to our maximum limits, you may pay Premiums in excess of the Planned Premium while the policy is in full force. We may require evidence of insurability for any such excess premium.

The following applies if the Tax Test elected for Federal income tax purposes is "Guideline Premium Test", as shown in Section 1.

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal tax purposes, notwithstanding any other provisions to the contrary. If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any investment experience) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount (plus or minus any investment experience) is not refunded by then, the Sum Insured under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

The following applies if the Tax Test elected for Federal income tax purposes is "Cash Value Accumulation Test", as shown in Section 1.

We reserve the right to modify the Death Benefit Factors shown in Section 2, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for Federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

--------------------------------------------------------------------------------
6. GUARANTEED DEATH BENEFIT FEATURE
--------------------------------------------------------------------------------

There are three levels of the Guaranteed Death Benefit feature. They are the 5 Year Guaranteed Death Benefit, the Age 65 or 10 Year Guaranteed Death Benefit and the Age 100 Guaranteed Death Benefit. The 5 Year Guaranteed Death Benefit is a guarantee that the Basic Sum Insured, any Additional Sum Insured and any rider benefits of your policy will not terminate, regardless of Account Value, if the "Cumulative Premium Balance" equals or exceeds the applicable "Guaranteed Death Benefit Premium Target" on the applicable Grace Period Testing Date. The Age 65 or 10 Year Guaranteed Death Benefit and Age 100 Guaranteed Death Benefit are guarantees that the Basic Sum Insured portion of your policy will not terminate, regardless of Account Value, if the "Cumulative Premium Balance" equals or exceeds the applicable "Guaranteed Death Benefit Premium Target" on the applicable Grace Period Testing Date. If there are monthly charges that remain unpaid because of this feature, we will deduct such charges when there is sufficient Account Value to pay them.

Your policy contains a Guaranteed Death Benefit feature only if the Premiums shown in Section 1 include amounts for a "5 Year Guaranteed Death Benefit Premium", an "Age 65 or 10 Year Guaranteed Death Benefit Premium" and an "Age 100 Guaranteed Death Benefit Premium." These amounts are used to determine the "Guaranteed Death Benefit Premium Target" as explained below.

The Funding Requirement

At the beginning of each Grace Period Testing Date, we will determine whether the Cumulative Premium Balance (as defined below) equals or exceeds the Guaranteed Death Benefit Premium Target (as defined below). If it does, the Guaranteed Death Benefit feature will be in effect on that Grace Period Testing Date until the next Grace Period Testing Date.

The "Cumulative Premium Balance" is equal to the sum of all Premiums paid prior to a Grace Period Testing Date, less the sum of all withdrawals made prior to that date and less the policy indebtedness as of that date.

The "Guaranteed Death Benefit Premium Target" is equal to the applicable Guaranteed Death Benefit Premium (as indicated below) times the number of elapsed policy months from the Date of Issue to the Grace Period Testing Date in question.

 . On each Grace Period Testing Date that occurs on or prior to the fifth policy anniversary, the 5 Year Guaranteed Death Benefit Premium will be used to determine the Guaranteed Death Benefit Premium Target.

 . On each Grace Period Testing Date that occurs after the fifth policy anniversary and on or prior to the later of the tenth policy anniversary or the policy anniversary nearest the Insured's 65/th/ birthday, the Age 65 or 10 Year Guaranteed Death Benefit Premium will be used to determine the Guaranteed Death Benefit Premium Target.

 . On each Grace Period Testing Date that occurs thereafter and prior to the policy anniversary nearest the Insured's 100/th/ birthday, the Age 100 Guaranteed Death Benefit Premium will be used to determine the Guaranteed Death Benefit Premium Target.

The Guaranteed Death Benefit feature will terminate on the earlier of (i) the policy anniversary nearest the Insured's 100/th/ birthday, and (ii) the effective date of any increase in the Basic Sum Insured.

The amounts shown in Section 1 for the Guaranteed Death Benefit Premiums may change in the event of any decrease in Sum Insured or any change in the death benefit option. After any such decrease or change, we will use the new Guaranteed Death Benefit Premium amounts to determine the Guaranteed Death Benefit Premium Target.

--------------------------------------------------------------------------------
7.  GRACE PERIOD
--------------------------------------------------------------------------------

On each Grace Period Testing Date, we will determine if the total of all unpaid
Section 9 charges as of such date are greater than the Surrender Value as of such date. If that is the case one of the following will apply, depending upon when the Grace Period Testing Date occurs:

 . During the first five Policy Years -- If the 5 Year Guaranteed Death Benefit feature is in effect, then the Basic Sum Insured, any Additional Sum Insured and any rider benefits will remain in effect.

 .  During Policy Year 6 and thereafter -- If the Age 65 or 10 Year Guaranteed
   Death Benefit or the Age 100 Guaranteed Death Benefit feature, whichever is applicable, is in effect, then the Basic Sum Insured will remain in effect, but any Additional Sum Insured and any rider benefits (unless otherwise stated therein) will be in default as of that Grace Period Testing Date (referred to below as an "ASI Default"); and

 . During any Policy Year -- If the applicable Guaranteed Death Benefit feature is not in effect, then the Basic Sum Insured, any Additional Sum Insured and any rider benefits will be in default as of that Grace Period Testing Date (referred to below as a "Policy Default").

The minimum amount you must pay to cure either type of default is "the Default Payment." The Default Payment will be equal to a payment which, after deduction of all Section 5 charges, equals: (i) the amount, if any, by which the Surrender Value is less than zero on the date of default plus (ii) any and all Section 9 charges unpaid prior to the date of default plus (iii) three times the total of all Section 9 charges for the date of default.

An amount at least equal to the Default Payment must be received within a grace period of 61 days after the date of default. We will send notice to your last known address and to the last known address of any assignee of record with us at least 31 days before the end of this grace period specifying whether there is an ASI Default or a Policy Default and the Default Payment which you must make to cure the default.

If a payment at least equal to the Default Payment is received before the end of the grace period, there will no longer be a default. Any payment received will be processed as of the date of receipt at our Servicing Office. When payment is received, any Section 9 charges that are past due and unpaid will be deducted from the Account Value.

If there is an ASI Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then any Additional Sum Insured, and any riders (unless otherwise stated therein), will cease to be in effect and will be removed from the policy. If there is a Policy Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then the policy will lapse and will no longer be in full force. Upon a lapse of the policy the remaining Surrender Value, if any, will be paid to the Owner.

If the Insured dies during a Policy Default or during an ASI Default, then we will deduct from the proceeds all Section 9 charges due and unpaid on the date of the Insured's death.

The policy may also lapse due to excess indebtedness as described in Section 10. If the Insured dies during the grace period, we will deduct from the proceeds the unpaid Section 9 charges due from the date of default. No Rider provisions will be in effect after the policy ceases to be in full force.

--------------------------------------------------------------------------------
8. ACCOUNT VALUE
--------------------------------------------------------------------------------

The Account Value as of the end of any Valuation Period is derived as follows:

   (a) We will determine the value of each Subaccount as of the close of business on the last day of the Valuation Period in accordance with
       Section 13. (Call our Servicing Office to determine when the "close of business" currently occurs.)

   (b) We will then determine the share of this policy in each Subaccount and the total value of such shares.

   (c) We will then add any amount of Loan Assets, as defined in Section 10.

   (d) We will then add any Net Premium received during the Valuation Period to the value derived in (c) above.

   (e) If applicable, we will then compute and deduct all Section 9 charges in the manner specified in Section 9.

Number of Shares in Variable Accounts

When transactions are made which affect a Variable Account, dollar amounts are converted to number of shares. The number of shares for a transaction is determined by dividing the dollar amount of the transaction by the unit value of the Variable Account as of the end of the Valuation Period in which the transaction occurs.

The number of shares increases when:
  (a) any portion of a Net Premium is credited to that Variable Account;
  (b) transfers from the Fixed Account or other Variable Accounts are credited to that Variable Account; or
  (c) any portion of a loan is repaid to that Variable Account.
The number of shares in a Variable Account decreases when:
  (a) any portion of a loan is taken from that Variable Account;
  (b) any portion of the charges described in Section 9 is deducted from that Variable Account;
  (c) any portion of a partial withdrawal is made from that Variable Account; or
  (d) a transfer is made from that Variable Account to the Fixed Account or other Variable Account.

Unit Value of Variable Accounts

The unit value will vary from Valuation Date to Valuation Date to reflect the investment performance of the Variable Account. The unit value in any Variable Account is $10.00 (ten dollars) on the first Valuation Date for the Variable Account. The unit value at the end of any subsequent Valuation Period is equal to the unit value at the end of the preceding Valuation Period multiplied by the Net Investment Factor for that Variable Account for that Valuation Period.

Net Investment Factor

The Net Investment Factor is determined for each Variable Account for each Valuation Period. The Net Investment Factor equals the amount of investment income and capital gains and losses (realized and unrealized) of the Variable Account, reduced by any amount charged against the Variable Account for taxes paid, divided by the total assets of the Variable Account at the beginning of the Valuation Period.

--------------------------------------------------------------------------------
9. CHARGES
--------------------------------------------------------------------------------

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (f) from the Account Value, where:
     (a)  is the Asset-Based Risk Charge;
     (b)  is the Issue Charge, if any;
     (c)  is the Administrative Charge;
     (d) is the sum of the charges for Riders which are part of the policy, if any, provided such charges are deducted from the Account Value;
     (e)  is the sum of all charges for ratings, if applicable; and
     (f)  is the Cost of Insurance Charge.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate on that date divided by 1,000, multiplied by the Net Amount at Risk on that date.

Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.

Net Amount at Risk
------------------
The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:
     (a) is the Account Value at the end of the immediately preceding Valuation Period less all charges due on the Date of Issue or Processing Date;
     (b) (i) is the Total Sum Insured divided by 1.0032737 for death benefit Option A; or (ii) is the Total Sum Insured divided by 1.0032737, plus the Account Value for death benefit Option B; and
     (c) is the amount defined in (a) multiplied by the applicable Death Benefit Factor described in Section 4.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. The Applied Monthly Rates will be based on our expectations of future mortality, persistency, investment earnings, and expenses. They will be reviewed at least once every 5 Policy Years, but not more often than once each Policy Year. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and premium class, including smoker status, and whose policies have been in force for the same length of time.

--------------------------------------------------------------------------------
10. LOANS AND DIVIDENDS
--------------------------------------------------------------------------------

You may borrow money from us on receipt at our Servicing Office of a completed form satisfactory to us assigning the policy as the only security for the loan. Loans may be made after the first Policy Year if a Loan Value is available. Each loan must be for at least $300. We may defer loans as provided by law or as provided in Section 20.

The Loan Value while the policy is in full force will be an amount equal to (i) the Surrender Value, less (ii) the sum of all monthly charges deducted from the Account Value for the policy month in which the loan is obtained multiplied by the number of months remaining in the current Policy Year, less (iii) an amount determined as follows:

     .  Deduct (ii) above from (i) above.
     . Multiply the result by the difference between the effective annual rate then being charged on loans and the effective annual rate then being credited on Loan Assets.

In no event will the Loan Value be less than 75% of the Surrender Value.

Values will be determined, subject to Section 20, at the end of the Valuation Period in which the loan application is received at our Servicing Office.

The interest charged on any loan will be at an effective annual rate of 4.75% for years 1-10, 4.5% for years 11-20 and 4.00% thereafter. However, we reserve the right to increase the effective annual rate after Policy Year 20 to as much as 4.25%. Loan interest will accrue and be added to the loan daily and will bear interest from the date of accrual. Loan interest will be payable on each Annual Processing Date and on the date the loan is settled. Interest may be paid in advance at the equivalent effective rate. A loan may be repaid in full or in part at any time before the Insured's death, and while the policy is in full force.

If excess indebtedness occurs on any date, one of the following will apply:

 . During the first five Policy Years -- If the 5 Year Guaranteed Death Benefit feature is in effect, then the Basic Sum Insured, any Additional Sum Insured and any rider benefits will remain in effect.

 .  During Policy Year 6 and thereafter -- If the Age 65 or 10 Year Guaranteed
   Death Benefit or the Age 100 Guaranteed Death Benefit feature, whichever is applicable, is in effect, then the Basic Sum Insured will remain in effect, but any Additional Sum Insured and any rider benefits (unless otherwise stated therein) will be in default as of the date in question; and

 . During any Policy Year -- If the applicable Guaranteed Death Benefit feature is not in effect, then all policy benefits (i.e., the Basic Sum Insured, any Additional Sum Insured and any rider benefits) will be in default as of the date in question.

The benefits that are in default will terminate on the 31st day after the Notice Date occurs if such excess indebtedness has not been repaid by that date. In no event, however, will such termination occur prior to the expiration of the grace period specified in Section 7. "Excess indebtedness" is the amount, if any, by which indebtedness exceeds an amount equal to the Surrender Value. "Notice Date" is the date on which notice of Excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

Loan Assets are equal to the total of all loans advanced plus interest credited on each loan amount measured from the date of the loan. When a loan is made, the amount of the loan will be transferred to Loan Assets. The interest rate credited to Loan Assets is fixed. The interest credited to Loan Assets will be added daily and will bear interest from that date at the same rate.

The effective annual rate of interest credited to Loan Assets is 4%. The amount transferred to Loan Assets will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made (unless our then current rules allow you to designate different proportions in your loan request and you in fact do so). Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the current Subaccount Investment Option (unless our then current rules allow you to designate a different allocation with your repayment and you in fact do so).

Dividends

There are no dividends payable under this policy.

--------------------------------------------------------------------------------
11. SURRENDERS AND WITHDRAWALS
--------------------------------------------------------------------------------

We will determine the Surrender Value of the policy, subject to Section 20, if we receive written notice requesting full surrender of this policy while this policy is in full force. We will process the request and pay the Surrender Value only if we have not received due proof that the Insured died prior to the Surrender Date. The Surrender Value will be calculated as of the Surrender Date. The Surrender Date is the end of the day in which we have received at our Servicing Office written notice requesting full surrender of this policy. We may defer payment of the Surrender Value as provided by law or as provided in
Section 20.

While the policy is in full force, the Surrender Value will be an amount equal to the Account Value less any indebtedness less the Contingent Deferred Sales Charge as shown in Section 1.

At any time after the first Policy Year, you may apply the Surrender Value to purchase a level amount of paid up whole life insurance under this policy. The amount of such paid up insurance and of the Surrender Value of that insurance will be calculated using guaranteed maximum mortality charges and 4% interest. No further expense charges will be deducted. The Minimum Sum Insured shown in
Section 1 of this policy will not be applicable in determining the paid up amount.

We may require evidence of insurability for any amount of insurance in excess of the Death Benefit under this policy on the date the Surrender Value is applied.

Failure to repay a loan or to pay interest will terminate this policy when the indebtedness equals or exceeds the Surrender Value and 31 days after notice has been mailed to you and any assignee of record with us at the address last known to us.

You may request a withdrawal of part of the Surrender Value. The amount of the withdrawal will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such withdrawal is made (unless our then current rules allow you to designate a different allocation of your withdrawal and you in fact do so). For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed $20. Generally, each withdrawal must be at least $1,000 but cannot exceed an amount equal to the Surrender Value less Section 9 charges for the next three Processing Dates. If the withdrawal results in a decrease to the Basic Sum Insured then a proportionate part of any applicable Contingent Deferred Sales Charge will be deducted from the Account Value as a result of the reduction in Basic Sum Insured. The proportion will be equal to the amount of the reduction in Basic Sum Insured divided by the amount of Basic Sum Insured in effect before the reduction. No withdrawal can be made unless the resulting Total Sum Insured is at least equal to the Minimum Total Sum Insured shown in Section 1 and the Surrender Value is equal to or greater than three times the Section 9 charges at the time of withdrawal. Withdrawals may be deferred as provided by law or as provided in Section 20.

All amounts withdrawn will be subtracted from the Cumulative Premium Balance as described in Section 6 and will also be subtracted from your Account Value. Further, your Death Benefit will be affected as follows:

     . With respect to determining the death benefit of the policy under Death Benefit Option A (Level Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value until the Account Value multiplied by the appropriate Death Benefit Factor becomes equal to the Total Sum Insured. After that point is reached, both the Total Sum Insured and the Account Value will each be reduced by an amount equal to any remaining withdrawal amounts. Your Death Benefit will continue to be determined in accordance with Section 4.
     . With respect to determining the death benefit of the policy under Death Benefit Option B (Variable Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value. Withdrawals will not affect the Total Sum Insured. Your Death Benefit will continue to be determined in accordance with Section 4.

--------------------------------------------------------------------------------
12. BASIS OF COMPUTATIONS
--------------------------------------------------------------------------------

Minimum surrender values, reserves and net single premiums referred to in the policy, if any, are computed on the basis of the Commissioners 1980 Standard Ordinary Sex-distinct Smoker-distinct Mortality Tables with percentage ratings, if applicable, and based on the underwriting class of the Insured on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions.

The Account Value while the policy is in full force is computed as described in
Section 8.

The values are not less than the minimum values under the law of that jurisdiction. Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 12.

--------------------------------------------------------------------------------
13. SEPARATE ACCOUNT AND FIXED ACCOUNT
--------------------------------------------------------------------------------

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy. We also reserve the right to make a charge for any applicable income taxes.

The assets of the Variable Accounts will be invested in shares of corresponding Funds of a Series Fund. The Funds will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees and other expenses associated with the corresponding Funds. Actual expense and mortality results shall not adversely affect the dollar amount of the variable benefits.

The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

   (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

   (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

   (c) To transfer any assets in a Variable Account to another Variable Account, or to add, combine or remove Subaccounts.

   (d) To substitute, for the investment company shares held in any Subaccount, another class of shares of the investment company or the shares of another investment company or any other investment permitted by law.

   (e) To make any other necessary technical changes in this policy in order to conform to any action this provision permits us to take.

--------------------------------------------------------------------------------
14. ALLOCATION TO SUBACCOUNTS
--------------------------------------------------------------------------------

Any Net Premium credited to the Account Value prior to the 20th day after the Date of Issue will automatically be invested in the Money Market Subaccount. On the 20th day after the Date of Issue (or on the date such Net Premium is received, if later), we will reallocate the amount in the Money Market Subaccount attributable to any such Net Premium in accordance with the Subaccount Investment Option then in effect. We will allocate all other Net Premiums and all other credits among the Subaccounts in accordance with the Subaccount Investment Option then in effect. The initial Subaccount Investment
Option is chosen in the application.   You may elect to change the Subaccount
Investment Option at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. We reserve the right to impose a limit on the number of such changes to 12 per year. All percentages you elect must be whole numbers. The maximum number of Subaccounts in which assets may be held will be no less than 10. Unless we agree otherwise, we will allocate any charges under Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.

Account Transfer Restrictions

General Restrictions
--------------------
Subject to the limitations in this Section, you may elect to transfer amounts among the Subaccounts at any time while the policy is in full force. We reserve the right to (i) impose a limit on the number of such transfers in any Policy Year to any number greater than 12 and (ii) impose a charge for each transfer that exceeds the annual limit in any Policy Year. Such charge will not exceed $25 per transfer. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. The maximum number of Subaccounts in which assets may be held will be no less than 10.

Restrictions on Transfers to or from Subaccounts
------------------------------------------------
Without our prior approval, the maximum amount that may be transferred to or from a Subaccount in any Policy Year is $1,000,000.

Restrictions on Transfers to and from the Fixed Account
-------------------------------------------------------
At any time during the first two Policy Years, you may elect to transfer all assets held in the Variable Accounts to the Fixed Account. No charge will be made for any such transfer, regardless of the number of transfers previously made. We reserve the right to impose restrictions on transfers to the Fixed Account after the first two Policy Years. Transfers from the Fixed Account will be permitted only once in each Policy Year. The maximum transfer amount in each Policy Year is 20% of the value of the Fixed Account as of the effective date of the transfer, or $500, if greater. We may defer the transfer for up to 6 months after the date your election would have been effective.

--------------------------------------------------------------------------------
15. INVESTMENT POLICY CHANGE
--------------------------------------------------------------------------------

The investment policy of the Variable Accounts shall not be materially changed unless a statement of the change is filed with the Insurance Commissioner of Massachusetts and the New York Superintendent of Insurance. In the event of such a change in investment policy, and while this policy is in full force, you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of such change and the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made). Any such transfer will be effective as of the end of the Valuation Period in which we receive the notice.

--------------------------------------------------------------------------------
16. REPORTS TO OWNER
--------------------------------------------------------------------------------

While the policy is in full force, and within 60 days of each policy anniversary, we will send you a statement at least annually and for no charge, setting forth the following information:

(a) The Death Benefit, in accordance with the Death Benefit Option elected, and the Account Value, both as of the date of the report;

(b) Payments received and charges made since the last report;

(c) Withdrawals since the last report; and

(d) Loan information; and

(e) Any other information required by the New York Superintendent of Insurance.

No more than 30 days after a policy processing day on which we determine than a Policy Default has occurred, we will mail a statement indicating the minimum payment required under the terms of the policy to keep it in force and the length of the grace period for payment of the Default Payment.

An illustration of future values will be provided upon request. We may charge a reasonable fee, not to exceed $50, for such report. A statement of cash surrender values will be furnished within 20 business days from the date of request.

--------------------------------------------------------------------------------
17. REINSTATEMENT
--------------------------------------------------------------------------------

If there is a Policy Default or ASI Default under Section 7, the policy or the Additional Sum Insured (as the case may be) may be reinstated within 3 years after the beginning of the grace period.

The date of reinstatement of the policy or the Additional Sum Insured is the date on which we determine that all 3 requirements below have been satisfied:

   (l) Receipt of a written application for reinstatement.

   (2) Receipt of evidence of insurability satisfactory to us.

   (3) Receipt of a payment which, after deduction of all Section 5 charges (i.e., the Tax Charge and applicable Sales Charges), is at least equal to the sum of (i) all unpaid charges described in Section 9, plus interest on each such charge from the date due up to and including the date of reinstatement at an annual effective rate of 6%, compounded annually, plus (ii) the total of all Section 9 charges for the three Processing Dates next following the date of reinstatement, where the Section 9 charges for the three Processing Dates next following the date of reinstatement are assumed to be equal to such charges on the date of default.

Requirements (2) and (3) must be satisfied within 60 days after the date we receive the application for reinstatement.

On the date of reinstatement of the policy (i) the death benefit of the policy will be the same as if no lapse had occurred and (ii) the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

On the date of reinstatement, Section 25 below will operate as if no lapse had occurred.

The Account Value on the date of reinstatement of the policy will be the payment received in connection with the reinstatement less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed and less interest on each such charge at an effective annual rate of 6%, compounded annually, from the date such charge would have been due up to and including the date of reinstatement.

--------------------------------------------------------------------------------
18. OWNER AND BENEFICIARY
--------------------------------------------------------------------------------

The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Insured, you will be the Beneficiary, but if you were the Insured, your estate will be Beneficiary.

While the Insured is alive, you may change the Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. No change or revocation will take effect unless we receive the notice. If such receipt occurs, then (i) a change of Beneficiary will take effect on the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or the Insured is alive on the date we receive the notice. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we receive the notice.

--------------------------------------------------------------------------------
19. INTEREST ON PROCEEDS
--------------------------------------------------------------------------------

We will pay interest on proceeds paid in one sum in the event of the Insured's death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 27, Settlement Provisions, or such greater rate as is required by law.

--------------------------------------------------------------------------------
20. DEFERRAL OF DETERMINATIONS AND PAYMENTS
--------------------------------------------------------------------------------

Payment of variable death benefits in excess of any minimum death benefits, cash values, loans, withdrawal value (except when used to pay premiums) or Surrender Value may be deferred:

(i) for up to six months from the date of request (except to pay premiums), if such payments are based on policy values which do not depend on the investment performance of the Separate Account; or

(ii) otherwise, for any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission ("the SEC") has determined that a state of emergency exists which may make payment impractical.

If payment is deferred for more than 10 business days, we will pay interest on the deferred payment. The interest rate will be the same as declared for Option 1, Settlement Provisions, for the period the payment is deferred.

--------------------------------------------------------------------------------
21. CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

--------------------------------------------------------------------------------
22. ASSIGNMENT
--------------------------------------------------------------------------------

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been received at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

--------------------------------------------------------------------------------
23. INCONTESTABILITY
--------------------------------------------------------------------------------

This policy, except any provision for reinstatement or policy change requiring evidence of insurability, shall be incontestable after it has been in force during the lifetime of the Insured for two years from its Date of Issue, except for fraud, policy lapse under Section 7 or policy termination under Section 10.

A reinstatement and any policy change requiring evidence of insurability shall be incontestable after it has been in force during the lifetime of the Insured for two years from the effective date of such reinstatement or policy change, except for fraud, policy lapse under Section 7 or policy termination under
Section 10.

Any premium payment that we accept under Section 5 subject to insurability shall be considered a policy change for purposes of this Section. Any increase in the Death Benefit resulting from such payment shall be governed by the immediately preceding paragraph.

--------------------------------------------------------------------------------
24. MISSTATEMENTS
--------------------------------------------------------------------------------

If the age or sex of the Insured has been misstated, we will adjust the Basic Sum Insured, any Additional Sum Insured, and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance charge deducted under Section 9.

--------------------------------------------------------------------------------
25. SUICIDE EXCLUSION
--------------------------------------------------------------------------------

If the Insured commits suicide, within 2 years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the Premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section
11. If the Insured commits suicide after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

--------------------------------------------------------------------------------
26. THE CONTRACT
--------------------------------------------------------------------------------

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. However, additional written requests or applications for policy changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional requests may become part of the policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in a written application Policy Years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Servicing Office.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

--------------------------------------------------------------------------------
27. SETTLEMENT PROVISIONS
--------------------------------------------------------------------------------

Optional Methods of Settlement

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

Option 1--Interest Income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A--Income of a Specified Amount, with payments each year totaling at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

Option 2B-- Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

Option 3-- Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of the remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4-- Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5-- Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us: (a) while the Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the death of the Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

Your annuity payment for Options 1, 2A, and 2B will be the greater of (a) the rate guaranteed in the policy or (b) the current rate (declared annually) by the Company. For Options 3, 4, and 5, once annuity payments have begun, the amount of the annuity payments will not change.

No choice of an option may provide for payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

The Payee under an option shall be the Insured, if living, and otherwise the Beneficiary.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee's estate.

Table for Settlement Options 2B, 3, 4, and 5 - MALE*
(Monthly payments for each $1,000 of proceeds applied)

----------------------------------------------------------------------------------------------------------------
         OPTION 2B                                             OPTION 3                OPTION 4       OPTION 5
     Income for a Fixed        Age of Payee at              Life Income with             Life           Life
          Period               Birthday Nearest            Guaranteed Period            Income         Income
---------------------------                      ----------------------------------
    Period                      Date of First                                           without       with Cash
   of Years       Payment          Payment             10 Years         20 Years        Refund         Refund
----------------------------------------------------------------------------------------------------------------
      1           84.46              40                  3.64             3.60           3.66           3.56
      2           42.86              41                  3.69             3.64           3.71           3.60
      3           28.99              42                  3.74             3.68           3.76           3.64
      4           22.06              43                  3.79             3.73           3.81           3.68
      5           17.91              44                  3.85             3.77           3.87           3.73
      6           15.14              45                  3.90             3.82           3.93           3.77
      7           13.16              46                  3.96             3.87           3.99           3.82
      8           11.68              47                  4.02             3.92           4.05           3.87
      9           10.53              48                  4.09             3.97           4.12           3.92
      10           9.61              49                  4.15             4.03           4.19           3.98
      11           8.86              50                  4.22             4.08           4.27           4.04
      12           8.24              51                  4.29             4.14           4.34           4.10
      13           7.71              52                  4.27             4.20           4.43           4.16
      14           7.26              53                  4.45             4.26           4.51           4.23
      15           6.87              54                  4.54             4.32           4.60           4.30
      16           6.53              55                  4.62             4.39           4.70           4.37
      17           6.23              56                  4.72             4.45           4.80           4.45
      18           5.96              57                  4.82             4.51           4.91           4.53
      19           5.73              58                  4.92             4.58           5.03           4.61
      20           5.51              59                  5.03             4.64           5.15           4.70
      21           5.32              60                  5.14             4.71           5.28           4.79
      22           5.15              61                  5.26             4.78           5.42           4.89
      23           4.99              62                  5.39             4.84           5.57           4.99
      24           4.84              63                  5.52             4.90           5.74           5.10
      25           4.71              64                  5.66             4.96           5.91           5.21
      26           4.59              65                  5.81             5.02           6.10           5.33
      27           4.47              66                  5.96             5.08           6.29           5.45
      28           4.37              67                  6.11             5.13           6.50           5.58
      29           4.27              68                  6.28             5.18           6.73           5.72
      30           4.18              69                  6.44             5.23           6.97           5.86
---------------------------          70                  6.61             5.27           7.23           6.01
  Annual, Semi-annual, or            71                  6.78             5.31           7.51           6.06
 quarterly payments under            72                  6.96             5.34           7.80           6.33
   Option 2B are 11.839,             73                  7.14             5.37           8.12           6.51
     5.963, and 2.993                74                  7.32             5.40           8.45           6.68
  respectively times the             75                  7.49             5.42           8.82           6.87
     monthly payments.               76                  7.67             5.44           9.21           7.08
---------------------------          77                  7.84             5.44           9.62           7.28
                                     78                  8.01             5.47          10.07           7.52
                                     79                  8.17             5.48          10.55           7.74
                                     80                  8.33             5.49          11.06           7.97
                                     81                  8.48             5.49          11.61           8.26
                                     82                  8.61             5.50          12.19           8.50
                                     83                  8.74             5.50          12.81           8.76
                                     84                  8.86             5.51          13.46           9.11
                                     85 & over           8.97             5.51          14.16           9.39
                           --------------------------------------------------------------------------------------
                             Options 3, 4 and 5 are available only at the ages as shown.
                           --------------------------------------------------------------------------------------
* 1983 Individual Annuitant Mortality Table D, interest 3%.

Table for Settlement Options 2B, 3, 4, and 5 - FEMALE*

(Monthly payments for each $1,000 of proceeds applied)

-----------------------------------------------------------------------------------------------------------------------
         OPTION 2B                                             OPTION 3                OPTION 4       OPTION 5
     Income for a Fixed        Age of Payee at              Life Income with             Life           Life
          Period               Birthday Nearest            Guaranteed Period            Income         Income
---------------------------                      ----------------------------------
    Period                      Date of First                                           without       with Cash
   of Years       Payment          Payment             10 Years         20 Years        Refund         Refund
----------------------------------------------------------------------------------------------------------------
      1            84.46             40                  3.42             3.40           3.42           3.37
      2            42.86             41                  3.46             3.43           3.46           3.41
      3            28.99             42                  3.50             3.47           3.50           3.44
      4            22.06             43                  3.54             3.51           3.54           3.48
      5            17.91             44                  3.58             3.55           3.59           3.52
      6            15.14             45                  3.63             3.59           3.63           3.56
      7            13.16             46                  3.67             3.63           3.68           3.60
      8            11.68             47                  3.72             3.68           3.73           3.64
      9            10.53             48                  3.77             3.72           3.79           3.69
      10            9.61             49                  3.83             3.77           3.84           3.74
      11            8.86             50                  3.89             3.82           3.90           3.79
      12            8.24             51                  3.95             3.88           3.97           3.84
      13            7.71             52                  4.01             3.93           4.03           3.89
      14            7.26             53                  4.08             3.99           4.10           3.95
      15            6.87             54                  4.15             4.04           4.18           4.01
      16            6.53             55                  4.22             4.11           4.25           4.07
      17            6.23             56                  4.30             4.17           4.34           4.14
      18            5.96             57                  4.38             4.23           4.42           4.21
      19            5.73             58                  4.47             4.30           4.52           4.28
      20            5.51             59                  4.56             4.37           4.61           4.36
      21            5.32             60                  4.65             4.44           4.72           4.44
      22            5.15             61                  4.76             4.51           4.83           4.52
      23            4.99             62                  4.86             4.58           4.95           4.61
      24            4.84             63                  4.98             4.65           5.07           4.70
      25            4.71             64                  5.10             4.72           5.21           4.80
      26            4.59             65                  5.22             4.79           5.35           4.91
      27            4.47             66                  5.36             4.86           5.51           5.02
      28            4.37             67                  5.50              493           5.67           5.13
      29            4.27             68                  5.65             5.00           5.85           5.26
      30            4.18             69                  5.80             5.06           6.04           5.38
---------------------------          70                  5.96             5.12           6.25           5.52
  Annual, Semi-annual, or            71                  6.14             5.18           6.47           5.67
 quarterly payments under            72                  6.31             5.23           6.71           5.82
   Option 2B are 11.839,             73                  6.50             5.28           6.97           5.99
     5.963, and 2.993                74                  6.69             5.32           7.26           6.15
 respectively times the              75                  6.89             5.35           7.56           6.33
   monthly payments.                 76                  7.09             5.39           7.90           6.53
---------------------------          77                  7.29             5.41           8.26           6.72
                                     78                  7.49             5.43           8.65           6.95
                                     79                  7.69             5.45           9.07           7.17
                                     80                  7.89             5.47           9.53           7.40
                                     81                  8.08             5.48          10.03           7.67
                                     82                  8.26             5.49          10.57           7.92
                                     83                  8.43             5.50          11.16           8.23
                                     84                  8.59             5.50          11.79           8.50
                                  85 & over              8.74             5.50          12.48           8.79
                           --------------------------------------------------------------------------------------
                             Options 3, 4 and 5 are available only at the ages as shown.
                           --------------------------------------------------------------------------------------
* 1983 Individual Annuitant Mortality Table D, interest 3%.

Communications about this policy may be sent to the Company's Servicing Office, which is currently at 200 Clarendon Street, John Hancock Place, Boston, Massachusetts 02117.



Individual Variable Universal Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums and the Premium Class are shown in Section 1.